NEWS RELEASE

FOR IMMEDIATE RELEASE:

ParkerVision Files Second Patent Infringement Suit Against Qualcomm

HTC also Named as a Defendant

Jacksonville, Florida, May 1, 2014 -- ParkerVision, Inc. (NASDAQ: PRKR) announced today that it has filed a second patent infringement complaint against Qualcomm Incorporated (NASDAQ: QCOM).  The complaint, filed today in the United States District Court for the Middle District of Florida, alleges that Qualcomm Incorporated, Qualcomm Atheros, Inc., HTC Corporation and HTC America, Inc. (collectively “Defendants”) have and continue to make, use, import into the United States, and sell integrated circuits that infringe seven ParkerVision patents.  These patents, which were granted for different technologies than the patents in ParkerVision’s first infringement case against Qualcomm, relate to radio frequency (“RF”) up-conversion of electromagnetic signals, systems for control of multi-mode, multi-band communications, baseband innovations including control and system calibration, and wireless protocol conversion.   ParkerVision is seeking unspecified monetary damages from the Defendants as well as a permanent injunction.  ParkerVision is also seeking a finding of willful infringement against Qualcomm based on its alleged prior knowledge of certain of the patents in this case.

ParkerVision’s first patent infringement case against Qualcomm was filed in 2011, and in October 2013 a jury validated ParkerVision’s down-conversion technology by finding its patents were valid and infringed by Qualcomm, and awarded ParkerVision $172.7 million in damages.

ParkerVision’s Chairman and CEO, Jeffrey Parker, commented, “We continue to believe that ParkerVision’s intellectual property is widely deployed in Qualcomm’s past, current and next generation chipsets and therefore in the devices manufactured, imported and sold by Qualcomm’s chipset customer, HTC.  As this newly filed case demonstrates, we believe Qualcomm’s infringement of our patents is not limited to their unauthorized use of our down-conversion energy-sampling technology in RF receivers, which was the subject of our first lawsuit against Qualcomm, but also extends to their RF transmitters, baseband processors, and system functionality. Since the conclusion of the first jury trial last October, we have spent considerable time and resources analyzing Qualcomm’s use of our patented innovations which are the subject of this second lawsuit.”

The McKool Smith legal team, led by Douglas Cawley, is representing ParkerVision in this action.  Click here for a copy of the complaint.

About ParkerVision

ParkerVision, Inc. designs, develops and markets its proprietary radio-frequency (RF) technologies that enable advanced wireless solutions for current and next generation communications networks. Protected by a highly-regarded, worldwide patent portfolio, the Company’s solutions for wireless transfer of RF waveforms address the needs of a broad range of wirelessly connected devices for high levels of RF performance coupled with best-in-class power consumption.  For more information please visit www.parkervision.com.  (PRKR-G).

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10K for the year ended December 31, 2013. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy Poehlman		Don Markley or
Chief Financial Officer	or	Glenn Garmont
ParkerVision, Inc.		The Piacente Group
904-732-6100, cpoehlman@parkervision.com		212-481-2050, parkervision@tpg-ir.com

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